Exhibit 10.2

Term Sheet
Series D Convertible Preferred Stock and Warrants

Issuer:	Echo Therapeutics, Inc. (the “Company”)
(OTCBB: ECTE)

Purchasers:	Platinum Montaur Life Sciences, LLC (“Platinum”) and other select accredited and institutional investors (together with Platinum, the “Purchasers”)

Closing Date:
On the date hereof, Platinum has loaned the amount of $1,000,000 to be evidenced by a bridge note, which bridge note shall convert into Series D Stock on the First Closing.  The First Closing shall occur on or before February 1, 2011.  At the First Closing, Platinum shall acquire an additional $500,000 of Preferred Stock.   Subsequent Closings (each in the amount of $500,000) shall occur on or about the first business day of March, April and May, 2011, subject to standard closing conditions, including the absence of any default  (each a “Closing”).

Type of Securities:	Shares of the Company’s Series D Convertible Preferred Stock (the “Series D Stock”) and common stock purchase warrants (the “Warrants”)

Amount:
At least $3,000,000 stated value of Series D Stock (the “Financing”) from Platinum and additional funds from other Purchasers as agreed upon by Platinum and the Company in good faith.  The reasonable legal fees of Platinum shall be reimbursed by the Company in an amount not to exceed $7,500.

Conversion Price:
The shares of Series D Stock shall be convertible into shares of the Company’s common stock, $0.01 par value (the “Common Stock”), at a price per share equal to $1.00 (the “Conversion Price”).  Each Series D Stock share shall be convertible into one (1) share of Common Stock.

Maturity:	Perpetual Preferred

Equity Treatment:	The Series D Stock shall be structured as equity on the Company’s balance sheet.

Dividends:	The Series D Stock shall not pay a dividend.

Seniority:
The Series D Stock shall rank (i) senior to all outstanding shares of Common Stock and Series C Preferred Stock and (ii) pari passu to all outstanding shares of Series B Perpetual Preferred Stock in respect of, among other things, liquidation preference.  So long as any shares of the Series D Preferred Stock are outstanding, the Company shall not, without the consent of the holders of at least 67% of the outstanding shares of Series D Stock: (i) alter or change the rights, preferences or privileges of the Series D Stock, (ii) increase the authorized number of shares of Series

D Stock; (iii)  create or incur any debt in excess of $250,000 (other than trade payables incurred in the ordinary course of business in an amount not to exceed $2,500,000 and purchase money indebtedness secured only by the equipment so financed) or any class of preferred stock that is senior to the Series D Stock; or (iv) enter into any agreement, commitment, understanding or other arrangement to take any of the foregoing actions.

Liquidation Preference:	The Series D Stock shall have a liquidation preference equal to its stated value (the “Liquidation Preference Amount”).

Warrants:
For every $100,000 face value of Series D Stock purchased (including by way of conversion of the bridge note) in the Financing, the Purchaser shall be issued (i) Series 1 warrants to purchase 50,000 shares of Common Stock with an exercise price of $1.50 per share (the “Series 1 Warrants”), and (ii) Series 2 warrants to purchase 50,000 shares of Common Stock with an exercise price of $2.50 per share (the “Series 2 Warrants” and, together with the Series-1 Warrants, the “Warrants”). The Warrants shall have a term of two (2) years; provided, that if the Warrants are not exercised in full at the expiration of the term by virtue of the application of a beneficial ownership blocker, then the term of the Warrants shall be extended until such time as the beneficial ownership blocker is no longer applicable.

Ownership Blocker:
The conversion of the Series D Stock is prohibited to the extent that the number of shares of Common Stock issued after the conversion of such Series D Stock would exceed, when aggregated with all other shares of Common Stock owned by such holder at such time, in excess of 4.99% or 9.99% of the then issued and outstanding shares of the Common Stock.

The exercise of the Warrants is prohibited to the extent that the number of shares of Common Stock issued after the exercise of such warrants would exceed, when aggregated with all other shares of Common Stock owned by such holder at such time, in excess of 4.99% or 9.99% of the then issued and outstanding shares of the Company’s Common Stock.  The Warrant Redemption right will not apply to those holders prohibited from exercising such warrant due to the Ownership Blocker.

Waiver of Series B Redemption:
Platinum and the Company agree that the proceeds of the Financing shall not be used to redeem outstanding shares of Series B Perpetual Preferred Stock.  Platinum shall cause Platinum Long Term Growth VII to waive any and all redemptions of Series B Stock triggered by the Financing.

Governing Law:	This Term Sheet shall be governed by and construed in accordance with the laws of the State of Delaware.

Confidentiality:	This Term Sheet is confidential. None of its provisions shall be disclosed to anyone who is not a party to the transactions and events contemplated herein, an officer or director of the Company or their agent, advisor or legal counsel, except as expressly required by law.

Entire Agreement:
The provisions of this Term Sheet shall supersede any previous understandings, agreements, discussions or memorandums of understanding made, executed or reached by the Company and Platinum in connection within the subject of this Term Sheet. No modification, amendment or supplement to this Term Sheet shall be effective for any purpose unless in writing and signed by both parties.

Execution:	This Term Sheet is executed in two parts, each of which is deemed to be an original made on the date indicated below.

IN WITNESS WHEREOF, the parties have entered into this Term Sheet as of January 5, 2011.

ECHO THERAPEUTICS, INC. By: /s/ Harry G. Mitchell Name: Harry G. Mitchell Title: Chief Operating Officer and Chief Financial Officer	PLATINUM MONTAUR LIFE SCIENCES, LLC By: /s/ Joan Janczewski Name: Joan Janczewski Title: COO